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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 19, 2005

CONTACT:	Donald W. Jewell Interim Chief Executive Officer (303) 320-8800	Patrick W. Hurley Chief Financial Officer (303) 320-8800

SPORT-HALEY, INC. REPORTS THIRD QUARTER UNAUDITED RESULTS

        Denver, Colorado—May 19, 2005—Sport-Haley, Inc. (NASDAQ NMS—SPOR) (the "Company") today reported unaudited earnings for the fiscal quarter and nine months ended March 31, 2005.

        Net sales for the fiscal quarter ended March 31, 2005 were $4,455,000, a decrease of $910,000 or 17%, from net sales of $5,365,000 for the same quarter in the prior fiscal year. Net sales for the nine months ended May 31, 2005, were $15,025,000, an increase of $585,000 or 4%, from net sales of $14,440,000 for the same nine-month period in the previous fiscal year.

        The decrease in net sales for the quarterly period was primarily due to the discontinuance of our HALEY® men's fashion golf apparel effective with our spring 2005 collections, for which a substantial portion of net sales fall within our third fiscal quarter, combined with a continuing decrease in the sales of our SPORT HALEY® women's fashion apparel and a continuing increase in the sales of our Ben Hogan® men's fashion apparel. During our third quarter last year, our net sales relating to HALEY® men's fashion apparel were $1,285,000. The continuing decline in sales of our SPORT HALEY® women's collections appears to be related to a shrinking market for women's golf apparel. In a time of increased competition within the women's golf apparel market, our customers appear to be placing less importance on women's fashion golf apparel within their shops. Net sales of Ben Hogan® apparel for the fiscal quarter and nine months ended March 31, 2005, totaled $2,316,000, or 52% of total net sales for the fiscal quarter, and $7,025,000, or 47% of total net sales for the nine-month period, respectively. Comparatively, net sales of Ben Hogan® apparel for the fiscal quarter and nine months ended March 31, 2004, totaled $1,608,000, or 30% of total net sales for the fiscal quarter, and $4,349,000, or 30% of total net sales for the nine-month period, respectively.

        Our gross margins, as a percentage of sales, were 37% and 26% for the quarter and nine months ended March 31, 2005, respectively. Comparatively, our gross margins, as a percentage of sales, were 39% and 39% for the same periods in the prior fiscal year. Our gross margins were significantly impacted for the nine-month period ended March 31, 2005, by several factors. During the six months ended December 31, 2004, our gross margins were adversely impacted by significant increases in our reserve for inventory write-downs, a loss in excess of previous write-downs relating to the disposition of a significant amount of our closeout inventories, adjustments to our inventories relating to a physical inventory taken at December 31, 2004, and a subsequent review and write-down of our component inventories. During the quarter ended March 31, 2005, no further increase in our reserve for inventory write-downs was required, and no other significant factors impacted our gross margin.

        Selling, general and administrative expenses for the fiscal quarter ended March 31, 2005, decreased by $247,000, or 10%, to $2,287,000 from $2,534,000 for the same three-month period in the prior fiscal year. Selling, general and administrative expenses for the nine months ended March 31, 2005, increased by $1,480,000, or 23%, to $7,860,000 from $6,380,000 for the same nine-month period in the prior fiscal year. Selling, general and administrative expenses were approximately 51% and 52% of net sales for the fiscal quarter and nine months ended March 31, 2005, as compared with 47% and 44% for the same periods in the prior fiscal year. The increase between comparative nine-month periods was primarily due to the accrual of severance and other compensation payable to our former Chief Executive Officer, upon the expiration of his employment agreement in March 2005, severance and other compensation paid to our late Chairman's estate in September 2004, and increases in sales commissions and royalties payable on higher net sales. Near December 31, 2004, we performed a detailed analysis of individual categories of our selling, general and administrative expenses. During the quarter ended March 31, 2005, we used our evaluation as a tool to help streamline our operations further, and we are continuing to search for additional ways to reduce our overall operating expenses.

        Our net loss for the fiscal quarter ended March 31, 2005, was ($586,000), a difference of $107,000, or 15%, when compared with our net loss of ($693,000) for the same quarter in the prior fiscal year. Our net loss for the nine months ended March 31, 2005, was ($3,868,000), a difference of ($3,025,000), or 359%, when compared with our net loss of ($843,000) for the same nine-month period in the prior fiscal year. Basic and diluted losses per share were ($0.23) and ($0.28) for the quarterly and ($1.52) and ($0.34) for the nine-month periods ended March 31, 2005 and 2004, respectively. Due to the Company's losses, all options were antidilutive and therefore excluded from the loss per share calculations. Our book value per share was $5.84 at March 31, 2005.

        Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women's and men's fashion golf apparel and outerwear under the SPORT HALEY and Ben Hogan® labels. Our fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fit and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. The Company distributes Ben Hogan® apparel pursuant to a licensing agreement with Callaway Golf Company.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of the Company's business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that our actual results could differ materially from those contained in forward-looking statements. The Company's financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: our ability to control costs and expenses; our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

SPORT-HALEY, INC.
Consolidated Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Statements of Income Data:
Net sales	$4,455	$5,365	$15,025	$14,440
Gross profit	1,632	2,090	3,860	5,588
Selling, general and administrative expenses	2,287	2,534	7,860	6,380
Loss from operations	(655)	(444)	(4,000)	(792)
Other income (expense), net	75	(18)	138	107
Net loss	(586)	(693)	(3,868)	(843)
Diluted earnings (loss) per common share	$(0.23)	$(0.28)	$(1.52)	$(0.34)
Diluted average weighted shares outstanding	2,545,252	2,450,252	2,542,442	2,446,625
	March 31,
	2005	2004
Balance Sheet Data:
Working capital	$13,928	$18,438
Current assets	15,832	21,069
Total assets	16,769	22,327
Current liabilities	1,904	2,631
Long-term liabilities	—	—
Shareholders' equity	14,865	19,696

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NEWS RELEASE
SPORT-HALEY, INC. REPORTS THIRD QUARTER UNAUDITED RESULTS